Exhibit 99

EXCERPTS FROM PRESS RELEASE DATED APRIL 30, 2001

MONTANA POWER COMPLETES SALE OF COAL BUSINESS TO WESTMORELAND

BUTTE (April 30, 2001) -- The Montana Power Company (NYSE:MTP) announced today the closing of the sale of its coal business to Westmoreland Mining LLC, a wholly owned subsidiary of Westmoreland Coal Company (AMEX: WLB) for $138 million in cash. The operations, which include Western Energy Company, Colstrip, Montana, and Northwestern Resources Co., Jewett, Texas, produced approximately 19 million tons of coal in 2000.

Western Energy owns and operates the Rosebud Mine located in the Northern Powder River Basin. Approximately 90 percent of Western's production is sold under long-term contracts to the owners of the four, mine-mouth Colstrip power plant units. In 2000, the Rosebud Mine produced and sold 10.4 million tons of coal.

Northwestern Resources, which owns and operates the Jewett Mine in Central Texas, produced and sold 8.2 million tons last year. Production from the Jewett Mine is sold under a long-term contract to Reliant Energy, the owner of a two-unit Limestone power production facility adjacent to the mine.

For Montana Power, the conclusion of the coal transaction follows those of oil and gas and independent power, leaving only the electric and natural gas transmission and distribution utility to close later this year. Some $1.3 billion pretax in proceeds from the sale of the four energy businesses is being invested in TOUCHAMERICA.

The Montana Power Company is a diversified investor-owned electric and natural gas utility that is transforming itself into a national broadband information transport company under TOUCHAMERICA, for now its telecommunications subsidiary. TOUCHAMERICA's fiber-optic network, which will reach 26,000 route miles this year, employs the most advanced telecommunications technology available today. TOUCHAMERICA and The Montana Power Company are based in Butte, Montana.

Forward-looking information is subject to risk and uncertainty. Portions of this press release may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.